Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement Nos. 33-59347, 333-24155, and 333-123767 on Form S-8 of The Davey Tree Expert Company of our report dated February 28, 2011, (relating to the financial statements of Davey Tree Expert Co. of Canada, Limited, as of and for the year ended December 31, 2010, not presented separately herein), appearing in the Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Burlington, Ontario, Canada
March 8, 2011